FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS THIRD QUARTER 2013

FINANCIAL AND OPERATIONAL RESULTS

Recent Highlights

•	On track to commence SparVax® Phase 2 clinical trial
•	Presented new SparVax® anthrax vaccine data at the 2013 Bacillus-ACT International Conference and the 53rd Annual Interscience Conference on Antimicrobial Agents and Chemotherapy
•	Advanced proposed merger with Theraclone Sciences; filed amended Form S-4 registration statement and set date for special stockholders meeting

ANNAPOLIS, MD – November 7, 2013 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the third quarter ended September 30, 2013.

“Progress in our next generation SparVax® anthrax vaccine program continued at a steady pace in the third quarter,” commented Eric I. Richman, President and Chief Executive Officer. “PharmAthene scientists presented new analytical and non-clinical animal data for SparVax® at two important medical meetings. The data provided further confirmation of the immunogenicity and efficacy of SparVax® and demonstrated our progress in developing a newer, more robust functional assay for anthrax vaccine development. We are also pleased to report that we are on track to initiate the planned Phase 2 clinical trial of SparVax®, which we anticipate will begin by the end of the year.”

Mr. Richman continued, “Most importantly, during the third quarter we announced our proposed merger with Theraclone Sciences, a privately-held company with impressive monoclonal antibody (mAb) discovery and development capabilities. Following the completion of the merger, the new company will feature vaccine and human monoclonal antibody expertise with a focus on infectious diseases and oncology and a robust pipeline with four clinical-stage and multiple pre-clinical and discovery product candidates targeting important, high-value government and commercial markets.”

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“We believe that by combining PharmAthene’s vaccine and biologics development capabilities and government contracting expertise with Theraclone’s proprietary monoclonal antibody pipeline and discovery platform, we will create a premier, commercially-focused biologics organization. As a stronger company with increased portfolio diversification, expanded access to non-dilutive government funding, and a highly-experienced management team, the combination of PharmAthene and Theraclone represents a significant, value-creating opportunity with the potential to generate sustainable, long-term growth and value for PharmAthene stockholders.”

Third Quarter 2013 Financial Results

Revenue

For the third quarter of 2013, PharmAthene recognized revenue of $3.5 million compared to $6.7 million for the same period in 2012. Revenue in the third quarter of 2013 was primarily derived from development contracts with the U.S. government for the Company’s biodefense product candidates. The decrease in revenue in the third quarter of 2013 is largely attributable to the substitution or completion of specific activities designated under the SparVax® contract, as well as the postponement of certain activities arising in part from the Food and Drug Administration (FDA) clinical hold initiated in August 2012 and subsequently lifted in May 2013.

Operating Expenses

Research and development expenses were $2.6 million in the third quarter of 2013, compared to $5.1 million in the third quarter of 2012. The decrease in the current period resulted primarily from reduced expenses for the SparVax® program related to an overall decrease in activities under that program in 2013.

Expenses associated with general and administrative functions were $4.1 million in the third quarter of 2013 compared to $3.3 million in the third quarter of 2012. The increase in general and administrative expenses in the third quarter of 2013 was due primarily to an increase in merger-related transaction costs.

Net Loss

For the third quarter of 2013, PharmAthene's net loss was $3.9 million, or $0.08 per share, compared to a net loss of $0.2 million, or $0.00 per share during the same period in 2012. The increase in net loss is primarily due to: a change in the fair value of the Company’s derivative instruments, which was largely the result of the change in the closing market price of PharmAthene’s common stock; the 2012 gain on the realization of cumulative translation adjustment; and an increase in merger-related transaction costs in the 2013 period.

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Cash, Cash Equivalents and Accounts Receivable

As of September 30, 2013, the Company had cash and cash equivalents totaling approximately $15.9 million, compared to $12.7 million as of December 31, 2012. U.S. government billed and unbilled accounts receivable totaled approximately $1.6 million at September 30, 2013 compared to $6.5 million at December 31, 2012. The sum total of cash and cash equivalents and U.S. government accounts receivable at September 30, 2013 was approximately $17.6 million, compared to $19.2 million as of December 31, 2012.

About PharmAthene

PharmAthene is a leading biodefense company engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective (rPA) anthrax vaccine
•	rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In addition, in May 2013, the Delaware Supreme Court issued its ruling on the appeal in our litigation with SIGA Technologies, affirming the Court of Chancery’s finding that SIGA was liable for breach of contract, reversing its finding of promissory estoppel, and remanding the case back to the Court of Chancery to reconsider the appropriate remedy and award of attorney's fees and expert witness costs in light of the Supreme Court’s opinion. For more information about PharmAthene, please visit www.PharmAthene.com.

About Theraclone

Theraclone is a biopharmaceutical company focused on the discovery and development of novel, monoclonal antibody therapeutics for diseases that are devastating for patients and their families and which are a significant threat to human health. Theraclone leverages its proprietary antibody discovery technology, I-STAR™ (In-Situ Therapeutic Antibody Rescue), to identify rare human antibodies that may be developed into antibody product candidates that are potentially safer and more effective than current therapies. Theraclone has a portfolio of innovative antibodies in clinical and preclinical development targeting serious medical conditions with a significant unmet medical need and a primary focus on infectious disease and cancer, which include:

•	TCN-032 - a recombinant fully human monoclonal antibody for the treatment of patients hospitalized with serious influenza
•	TCN-202 - a recombinant fully human monoclonal antibody for the treatment and prevention of cytomegalovirus, or CMV infections

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For more information about Theraclone, please visit www.theraclone-sciences.com. On August 1, 2013, Theraclone and PharmAthene (NYSE MKT: PIP) announced a definitive merger agreement.

Important Additional Information about the Proposed Merger

This communication is being made in connection with the proposed merger involving PharmAthene and Theraclone. PharmAthene has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (File No. 333-191055) ("Registration Statement") that includes a definitive proxy statement/prospectus of PharmAthene and that also includes a consent solicitation of Theraclone. The Registration Statement was declared effective by the SEC on October 29, 2013. The definitive proxy statement/prospectus/consent solicitation was mailed to the stockholders of PharmAthene and the stockholders of Theraclone on or about October 30, 2013. The proxy statement/prospectus/consent solicitation contains information about PharmAthene, Theraclone, the proposed transaction and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER AND RELATED MATTERS. In addition to receiving the proxy statement/prospectus/consent solicitation by mail, stockholders may also obtain the proxy statement/prospectus/consent solicitation, as well as other filings containing information about PharmAthene, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, by contacting Stacey Jurchison at PharmAthene at (410) 269-2610.

Participants in Solicitation

PharmAthene and its executive officers and directors may be deemed to be participants in the solicitation of proxies from PharmAthene’s stockholders with respect to the matters relating to the proposed merger. Theraclone may also be deemed a participant in such solicitation. Information regarding the proposed merger is available in the definitive proxy statement/prospectus/consent solicitation that was included in the Registration Statement declared effective by the SEC on October 29, 2013 and that was first mailed to stockholders on or about October 30, 2013. Information regarding certain interests that the executive officers or directors of PharmAthene or Theraclone may have in the proposed transaction is also set forth in the definitive proxy statement/prospectus/consent solicitation.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in connection with the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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Forward-Looking Statements

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “will,” “hopeful,” “designed,” “expect,” “objective” or similar statements are forward-looking statements. PharmAthene and Theraclone disclaim any intent or obligation to update these forward-looking statements. Forward-looking statements include known and unknown risks and uncertainties, including, among others, the expected completion and outcome of the merger and the transactions contemplated by the merger agreement and related agreements; failure to obtain necessary stockholder approval for the proposed merger and the matters related thereto; failure of either party to meet the conditions to closing of the transaction; delays in completing the transaction and the risk that the transaction may not be completed at all; failure to realize the anticipated benefits from the transaction or delay in realization thereof; the businesses of PharmAthene and Theraclone may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption during the pendency of and following the transaction, including adverse effects on employee retention and on business relationships with third parties; the combined company’s need for and ability to obtain additional financing; risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the combined company’s product candidates; unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the combined company's development programs; the award of government contracts to competitors; unforeseen safety issues; unexpected determinations that these product candidates prove not to be effective or capable of being marketed as products; as well as risks detailed from time to time in PharmAthene’s annual report on Form 10-K and quarterly reports on Form 10-Q under the caption “Risk Factors” and in its other reports filed with the SEC. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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-- Tables Follow –

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PHARMATHENE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,943,399	$12,701,517
Billed accounts receivable	-	2,432,641
Unbilled accounts receivable	1,613,325	4,114,442
Prepaid expenses and other current assets	209,514	547,245
Total current assets	17,766,238	19,795,845

Property and equipment, net	429,506	483,976
Other long-term assets and deferred costs	74,594	113,130
Goodwill	2,348,453	2,348,453
Total assets	$20,618,791	$22,741,404

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	1,159,179	1,697,280
Accrued expenses and other liabilities	2,590,605	2,328,877
Deferred revenue	471,816	1,381,755
Current portion of long-term debt	999,996	749,997
Current portion of derivative instruments	191,643	-
Short-term debt	-	1,330,507
Total current liabilities	5,413,239	7,488,416

Other long-term liabilities	592,028	579,427
Long-term debt, less current portion	974,413	1,704,108
Derivative instruments, less current portion	2,285,545	1,295,613
Total liabilities	9,265,225	11,067,564

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 52,297,580 and 48,352,651 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	5,230	4,835
Additional paid-in-capital	217,471,662	210,495,905
Accumulated other comprehensive loss	(220,110)	(217,328)
Accumulated deficit	(205,903,216)	(198,609,572)
Total stockholders' equity	11,353,566	11,673,840
Total liabilities and stockholders' equity	$20,618,791	$22,741,404

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PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Contract Revenue	3,488,142	6,696,126	14,258,680	19,162,176

Operating expenses:
Research and development	2,556,383	5,138,622	11,192,403	14,762,634
General and administrative	4,086,348	3,275,428	8,698,873	9,004,008
Depreciation	44,593	72,453	139,049	234,811
Total operating expenses	6,687,324	8,486,503	20,030,325	24,001,453

Loss from operations	(3,199,182)	(1,790,377)	(5,771,645)	(4,839,277)
Other income (expense):
Interest income	31	5,727	2,470	13,534
Interest expense	(89,817)	(112,529)	(289,635)	(226,910)
Realization of cumulative translation adjustment	-	1,227,656	-	1,227,656
Change in fair value of derivative instruments	(628,622)	508,971	(1,181,575)	341,118
Other income (expense)	507	(31,312)	(3,506)	22,122
Total other income (expense)	(717,901)	1,598,513	(1,472,246)	1,377,520

Net loss before provision for income taxes	(3,917,083)	(191,864)	(7,243,891)	(3,461,757)
Provision for income taxes	(28,804)	(22,072)	(49,753)	(188,610)
Net Loss	$(3,945,887)	$(213,936)	$(7,293,644)	$(3,650,367)

Basic and diluted net loss per share	$(0.08)	$(0.00)	$(0.15)	$(0.08)

Weighted average shares used in calculation of basic and diluted net loss per share	52,166,733	48,345,984	50,105,641	48,314,058

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